Filed Pursuant to Rule 433

Registration No. 333-231982

April 6, 2020

TUCSON ELECTRIC POWER COMPANY

$350,000,000

4.00% Senior Notes due 2050

PRICING TERM SHEET

Issuer:	Tucson Electric Power Company

Security:	4.00% Senior Notes due 2050

Ratings (Moody’s/S&P):*	A3 (stable) / A- (negative)

Principal Amount:	$350,000,000

Trade Date:	April 6, 2020

Settlement Date:	April 9, 2020 (T+3)

Maturity Date:	June 15, 2050

Interest Payment Dates:	June 15 and December 15 of each year, commencing June 15, 2020

Coupon:	4.00%

Public Offering Price:	99.138% per Note

Yield to Maturity:	4.05%

Benchmark Treasury:	2.375% due November 15, 2049

Benchmark Treasury Yield:	1.300%

Spread to Benchmark Treasury:	+275 bps

Optional Redemption:	Make-whole call at any time prior to December 15, 2049 at 45 bps spread over Benchmark Treasury.

Callable on or after December 15, 2049 at par.

CUSIP/ISIN:	898813 AR1 / US898813AR11

Joint Book-Running Managers:	BBVA Securities Inc. BNY Mellon Capital Markets, LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

Co-Managers:	MUFG Securities Americas Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

* A security rating is not a recommendation to buy, sell or hold securities. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be considered independently of all other ratings. No report of any security rating agency is incorporated by reference herein.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. at (212) 728-1500, or BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864, or SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786, or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.